Exhibit 99.1

For Immediate Release

Caliper Life Sciences Reports Third Quarter 2008 Results;

Sharpens Growth Focus, Strengthens Balance Sheet and Reduces Costs

- Completes Restructuring and Two Divestitures of Non-Core Product Lines -

HOPKINTON, Mass., November 10, 2008 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today reported third quarter financial results for 2008 and the completion of two product line divestitures:  the sale of its AutoTrace® product line to Dionex Corporation for $5.0 million and the sale of its Pharmaceutical Development and Quality Analysis (PDQ) product line to SOTAX Corporation for $15.8 million.  Revenues for the quarter were $34.0 million, in line with the company’s guidance, compared to $36.7 million in the third quarter of 2007.  Caliper’s top-line performance reflected growth in the product and service lines comprising its core ongoing strategic business areas, as well as an anticipated decrease in non-recurring collaboration-based license and contract revenues which were lower by $4.8 million compared to the third quarter of 2007.  Net loss for the quarter was $5.4 million ($0.11 per share), including restructuring charges of $2.7 million and severance charges of $0.3 million, compared to a net loss of $2.4 million ($0.05 per share) in the same quarter of 2007.

Total product and service revenues were $30.5 million during the quarter, an increase of 6% from the third quarter of 2007.  This improvement was driven predominantly by continued growth of the company’s optical molecular imaging product line, which grew 54% compared to the third quarter of 2007.  While overall gross margins declined 800 basis points, primarily due to the non-recurring license and contract revenues discussed above, operating expenses for the quarter declined by $3.9 million, or 20%, compared to the third quarter of 2007.  This decline included, among other changes, the cumulative impact of cost saving initiatives implemented over the previous twelve months, lower accrued compensation costs, and a recovery of previously incurred legal expenses as a result of a mediation settlement.

Adjusted earnings per share on a non-GAAP basis, as explained below under the heading “Use of Non-GAAP Financial Measures,” was $0.01 compared to $0.03 for third quarter of 2007, reflecting the decrease of an estimated $4.5 million of contribution margin related to the non-recurring contract and license revenues, which was partially offset by cost improvements.

“Caliper’s strategic transformation to higher growth, higher profit product lines continues to progress. We have divested two product lines, sharpened our focus, consolidated operations, reduced costs, and strengthened our balance sheet,” said Kevin Hrusovsky, President and CEO of Caliper Life Sciences. “These advances, coupled with reconfiguring our resources into three strategic business areas, should accelerate our crossover to profitability.”

Key Highlights:

•      Non-core Product line Divestitures Strengthen Balance Sheet.  Earlier today Caliper completed the sale of two non-core product lines in transactions netting approximately $18.8 million in cash proceeds and the assumption by the purchasers of such product lines of approximately $2.0 million of liabilities.

•      In a transaction both announced and completed today, Caliper sold its AutoTrace product line to Dionex Corporation for approximately $5.0 million. The AutoTrace instrument is designed for water sample clean-up by solid phase extraction prior to the analysis of the sample for contaminants, and is generally sold for automating water testing in the environmental market.

•      The previously announced PDQ product line sale to SOTAX Corporation was completed for $15.8 million, including cash proceeds of approximately $13.8 million.  The parties also intend to enter into a long-term lease agreement, pursuant to which Caliper will sublease approximately 10,000 square feet of manufacturing and office space to SOTAX on a market-rate basis starting in 2009.

•      Caliper Completed a Restructuring into Three Strategic Business Units to Sharpen Focus on Core Product Lines.  During the third quarter, Caliper reorganized its various products and services along three core business areas — Discovery Research (Research), Optical Molecular Imaging (Imaging), and Caliper Discovery Alliances and Services (CDAS) — with the goal of creating a more scalable infrastructure while putting increased focus on growth and profitability.

•      Research is responsible for utilizing Caliper’s core automation and microfluidic technologies to address an expanding array of opportunities in drug discovery and life science research, including molecular biology sample preparation for genomics, proteomics, cellular screening and forensics.

•      Imaging is responsible for expanding Caliper’s global leadership position in the high growth optical molecular imaging market through expansion of therapeutic area applications of Caliper’s IVIS® imaging platform, addressing critical discovery workflows and facilitating additional imaging modalities.

•      CDAS is responsible for expanding drug discovery collaborations and alliances, and increasing sales of drug discovery services.  The focus of CDAS is to capitalize on market “outsourcing” trends and to maximize the large contract opportunity with the Environmental Protection Agency under its ToxCast screening program.

•      Reduced Operating Costs and Increased Productivity.  The company benefited from cost savings initiatives implemented over the previous twelve months, including actions taken in the third quarter.

•      Upon the closing of the PDQ sale, approximately 23 Caliper employees transferred their employment positions to SOTAX.   The total estimated annual cost associated with these employees is approximately $2.0 million.

•      In connection with the business realignment implemented in the third quarter, Caliper reduced its current workforce, including several senior management positions, and eliminated other open positions.  In addition to achieving future cost savings with this realignment, the company believes its revised management structure will result in increased customer focus.  This initiative is expected to achieve approximately $2.6 million of annualized savings and should begin to benefit operations in the fourth quarter of 2008.

•      The company completed the previously announced relocation of its research and development operations previously conducted in Mountain View, CA to its west coast R&D headquarters in Alameda, CA.  In completing this move, an idle facility charge of $2.7 million was recorded during the third quarter, in line with previously communicated estimates.  The company believes that the consolidation of these resources is improving R&D synergies in the formation of new technologies to address the company’s I-I-H strategy vision.

•      As previously announced, the leases for two previously closed facilities in Mountain View expired in June, 2008, resulting in annualized cash savings of approximately $3.6 million.

2008 GAAP Guidance

Caliper reported that its revenue outlook for the fourth quarter of 2008 is $34.0 million to $37.0 million, reflecting the company’s recent product line divestitures and the expected impact from foreign currency exchange rate movements compared to the US Dollar.

Use of Non-GAAP Financial Measures

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. Caliper uses certain non-GAAP financial measures, including adjusted earnings per share, which exclude restructuring charges, including severance charges; amortization of acquired intangibles; asset impairment charges; and amortization of stock compensation.  Caliper believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial position and results of operations, and that when these non-GAAP measures are viewed in conjunction with GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance.  In addition, Caliper uses these non-GAAP measures to evaluate its performance, allocate resources, set incentive compensation targets, and for planning and forecasting future periods.  Non-GAAP measures are not intended to substitute for GAAP financial measures.  To the extent that this release contains non-GAAP financial measures, Caliper has provided a reconciliation of such measure to the corresponding GAAP financial measure, and provided the corresponding GAAP financial measures for comparative purposes.

Caliper will discuss its third quarter results in a conference call to be held today, November 10 at 5:00 p.m. EST. To participate in the call, please dial 888.679.8034 five to ten minutes prior to the call and use the participant passcode 71318859. International callers can access the call by dialing 617.213.4847 and entering the same passcode.  You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P6E3NNKEA.

A live webcast including presentation materials can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the fourth quarter of 2008.

Telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a telephone playback of the proceedings from November 10 through November 17, dial 888.286.8010 and use the participant passcode of 97542638. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently.  Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease.  Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expected revenue outlook for the fourth quarter ending December 31, 2008, Caliper’s expectations regarding its ability to improve top-line growth and margins to accelerate its crossover to profitability, Caliper’s belief that it will achieve annualized cost savings of approximately $2.7 million from a recently implemented realignment of management, and Caliper’s belief that its consolidation of R&D operations will improve R&D synergies in the formation of new technologies, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery and imaging systems and other products, and unanticipated difficulties may be encountered in Caliper’s planned implementation of certain changes designed to reduce operating expenses, enhance gross margins and improve efficiencies within Caliper. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2007. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  AutoTrace, IVIS and Caliper are registered trademarks of Caliper Life Sciences, Inc.

Contact:

Peter McAree

SVP and Chief Financial Officer

508.497.2215

Media:

Stacey Holifield or Tim Pitta

Schwartz Communications

781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Product revenue	$19,965	$18,504	$59,655	$54,787
Service revenue	10,563	10,172	28,860	28,044
License fees and contract revenue	3,513	8,045	8,844	17,620

Total revenue	34,041	36,721	97,359	100,451

Costs and expenses:
Cost of product revenue	11,983	11,278	36,321	33,800
Cost of service revenue	6,590	5,511	19,134	16,600
Cost of license revenue	588	971	1,154	2,238
Research and development	4,953	5,666	15,526	19,088
Selling, general and administrative	10,256	13,399	36,945	39,312
Amortization of intangible assets	1,742	2,522	6,721	7,593
Restructuring charges, net	2,686	22	2,666	30

Total costs and expenses	38,798	39,369	118,467	118,661

Operating loss	(4,757)	(2,648)	(21,108)	(18,210)
Interest expense, net	(227)	(205)	(584)	(321)
Other income (expense), net	(411)	446	(92)	365
Provision for income taxes	(1)	(21)	(229)	(180)

Net loss	$(5,396)	$(2,428)	$(22,013)	$(18,346)

Net loss per share, basic and diluted	$(0.11)	$(0.05)	$(0.46)	$(0.39)
Shares used in computing net loss per common share, basic and diluted	48,378	47,425	47,987	47,212

Reconciliation of GAAP to Non-GAAP Financial Measure

Adjusted Basic Earnings per Share (see explanation of adjustments below)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
GAAP EPS - Basic	$(0.11)	$(0.05)	$(0.46)	$(0.39)
Adjustments:
Share-based compensation expense (1)	991	1,236	2,988	3,970
Purchase accounting adjustments to revenue, net of costs (2)	—	26	23	879
Acquisition related intangible amortization (3)	1,742	2,522	6,721	7,593
Restructuring and severance costs (4)	2,997	22	3,667	689
Total Adjustments	$5,730	$3,806	$13,399	$13,131

Per share effect of adjustments	0.12	0.08	0.28	0.28

Adjusted earnings per share - Basic	$0.01	$0.03	$(0.18)	$(0.11)

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding share-based compensation, purchase accounting revenue and cost of sales fair value adjustments due to business combination accounting rules, amortization of intangible assets, and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

1)              We exclude share-based compensation from this measure because share-based compensation plans involve sensitive measures and assumptions in calculating the expense that could vary dramatically between us and our peers, which we believe makes comparisons of long-range trends difficult for management or investors, and could result in overstating or understating the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

2)              We exclude purchase accounting revenue fair value adjustments (net of associated costs) from this measure due to business combination accounting rules that would otherwise result in such revenues (and associated costs) to be recognized on a continuing GAAP basis because management expects the contractual arrangements underlying these revenues will be renewed and that our investors will use this adjustment as a basis for measuring our ongoing performance, although there can be no assurance that such contractual arrangements will be renewed.

3)              We exclude amortization of intangible assets from this measure because we believe intangible asset amortization charges do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

4)              We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult for management or investors and could distort performance measures involving our internal investments and the costs to support our operating structure.

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$8,897	$18,955
Accounts receivable, net	27,260	30,248
Inventories	21,391	19,572
Other current assets	3,306	2,353

Total current assets	60,854	71,128
Property and equipment, net	11,466	11,477
Intangible assets, net	36,028	42,862
Goodwill	80,590	80,836
Other assets	1,008	1,626

Total assets	$189,946	$207,929

Liabilities and stockholders’ equity
Current liabilities	$56,826	$45,391
Loans payable and other long-term obligations	10,553	21,352
Stockholders’ equity	122,567	141,186

Total liabilities and stockholders’ equity	$189,946	$207,929

*Note: Derived from audited financial statements for the year ended December 31, 2007.

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